Exhibit 99.14

LITIGATION MANAGEMENT AGREEMENT

This Litigation Management Agreement (the “Agreement”) is entered into as of February 10, 2017, by and among (1) Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals International (together, “Valeant”); (2) J. Michael Pearson (“Pearson” and, together with Valeant, the “Valeant Parties”); and (3) Pershing Square Capital Management, L.P., Pershing Square Holdings, Ltd., Pershing Square International, Ltd., Pershing Square, L.P., Pershing Square II, L.P., PS Management GP, LLC, PS Fund 1, LLC, Pershing Square GP, LLC (together, “Pershing Square”), and William A. Ackman (“Ackman” and, together with Pershing Square, the “Pershing Square Parties”). For purposes of this Agreement, the “Parties” shall mean the Valeant Parties and the Pershing Square Parties.

WHEREAS, the Valeant Parties and the Pershing Square Parties are defendants in the Allergan Litigation (defined below), which they believe is wholly without merit and as to which they believe they have numerous meritorious defenses to all claims asserted against them; and

WHEREAS, the Parties, by entering into this Agreement, do not suggest, admit or concede any liability of the Valeant Parties or the Pershing Square Parties with respect to the Allergan Litigation, but have concluded that it is desirable that they enter into this Agreement to resolve issues that arise out of the Allergan Litigation that may affect their joint defense of the Allergan Litigation and their continuing business relationship in order to enhance their ability to defend against those allegations and to focus and work without distraction on nurturing and growing their mutual business interests;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by the Parties, in consideration of the mutual promises and covenants set forth in this Agreement, the sufficiency and adequacy of which the Parties acknowledge, as follows:

1. Definitions. In addition to terms otherwise defined in this Agreement, the following terms used in this Agreement have the following meanings:

(a) “Allergan Litigation” means the putative class action pending in the United States District Court for the Central District of California captioned In re Allergan, Inc. Proxy Violation Secs. Litig., Case No. 8:14-cv-2004-DOC (KESx) (C.D. Cal.) (the “California Action”), including (i) all cases currently consolidated with the California Action, and (ii) any opt-out litigation or individual actions brought by members of the putative class in the California Action asserting the same or similar allegations or Claims.

(b) “Allergan Litigation Settlement” means any settlement with any plaintiff, claimant or class in the Allergan Litigation entered into with the mutual consent of Pershing Square and Valeant that, after giving effect to any necessary court approvals, settles and resolves (with customary releases) the claims asserted in that litigation by the plaintiff, claimant or class against all Valeant Parties and Pershing Square Parties.

(c) “Allocated Allergan Litigation Expenses” means the first TEN MILLION UNITED STATES DOLLARS ($10,000,000.00) of legal fees or litigation expenses collectively incurred by the Valeant Parties and the Pershing Square Parties in connection with the Allergan Litigation on or after the date of execution of this Agreement.

(d) “Claims” includes any and all claims (including but not limited to claims, cross-claims, counterclaims, third-party claims or fourth-party claims), actions, causes of action, allegations, controversies, suits, rights, obligations, debts, demands, agreements, promises, liabilities, damages, and disputes of any kind or nature, including but not limited to compensatory, punitive or exemplary damages, statutory damages, treble damages, claims for indemnification, disgorgement, contribution, or statutory rights or violations, claims for interest, expenses, costs or attorneys’ fees, sanctions, judgments, losses, charges, and complaints whatsoever, of every kind, nature and description, under any law of any jurisdiction, whether at law, in equity or otherwise, whether asserted in an individual, derivative, class or other type of action or proceeding, and whether based on statute, regulations, common law, civil law or any other type, form or right of action, and whether foreseen or unforeseen, actual or potential, matured or unmatured, asserted or unasserted, contingent or liquidated, known or Unknown, accrued or not accrued.

(e) “Unknown” shall mean, with respect to Claims, that which the Parties do not know or suspect to exist. The Parties shall be deemed to have, and will have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, or the law of any jurisdiction outside of the United States, which is similar, comparable or equivalent to §1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2. Allocation. The Parties agree to the following allocations with respect to the Allergan Litigation:

(a) Allergan Litigation Settlement. Any Allergan Litigation Settlement shall be allocated among Valeant and the Pershing Square Parties and paid as follows: (i) 60% by Valeant, and (ii) 40% by the Pershing Square Parties.

(b) Allocated Allergan Litigation Expenses. Any Allocated Allergan Litigation Expenses shall be allocated among the Parties and paid as follows: (i) 50% by Valeant, and (ii) 50% by the Pershing Square Parties.

Any payment required to be made by a Party under this Paragraph may be made by the Party or its insurers, so long as the payment is made as and when due.

3. Mutual Release and Covenant Not To Sue. The Parties have executed the mutual release attached as Exhibit A (the “Mutual Release”), which is incorporated by reference and forms part of this Agreement. The Mutual Release shall become effective upon the terms set forth therein.

4. No Admission of Liability. The Parties acknowledge that this Agreement is a compromise and settlement and that such compromise and settlement shall not be taken as an admission of liability on the part of any Party, but rather, any such liability is expressly denied. Except as otherwise provided herein, neither this Agreement nor any of the terms of this Agreement shall be offered or received in evidence in any action or proceeding, or be otherwise used, as an admission or concession of liability of wrongdoing of any nature on the part of any of the Parties hereto; provided that this Agreement may be entered into evidence in any proceeding to enforce its terms.

5. Governing Law/Arbitration.

(a) This Agreement, all Claims arising out of or relating to this Agreement, and all questions relating to the validity, construction, interpretation, enforceability and/or performance of any of the terms or provisions of this Agreement or of any of the Parties’ rights or obligations under this Agreement shall be governed by the substantive laws of the State of New York, without giving effect to its conflict of laws principles.

(b) The Parties agree that all Claims and disputes arising out of or relating to this Agreement shall be resolved exclusively by binding arbitration under the JAMS Comprehensive Arbitration Rules & Procedures in the County, City and State of New York by an arbitration panel consisting of one arbitrator selected by Valeant from the panel of JAMS arbitrators, one arbitrator selected by the Pershing Square Parties from the panel of JAMS arbitrators, and a third arbitrator from the panel of JAMS arbitrators mutually agreed on by the two party appointed arbitrators. In connection with any arbitration under this Agreement, the Parties: (i) WAIVE ALL RIGHT TO A JURY TRIAL; (ii) consent to personal jurisdiction in New York for the Arbitration and any application to compel arbitration or proceedings relating to the appointment of arbitrators; and (iii) agree to accept service of process in accordance with the notice provisions in this Agreement.

6. Termination Date. This Agreement shall terminate on November 1, 2017, if a stipulation of settlement has not been executed in the California Action by that date (the “Termination Date”). The Parties may extend the Termination Date by mutual written agreement of all Parties, through their counsel, by e-mail stipulation.

7. Disclosure. Except as otherwise set forth herein, this Agreement and its terms may only be disclosed (a) to the Parties’ investors, (b) in any filing with the United States Securities and Exchange Commission, or (c) as otherwise required by law, regulation, reporting obligation, or subpoena. Any such disclosure will be limited solely to the existence of the Agreement itself, the terms of the Agreement, and/or the other factual matters expressly set forth in the Agreement. Any Party making a written disclosure pursuant to this Paragraph will provide a copy of the disclosure to the other Parties at least one day prior to making the disclosure.

8. Settlement Obligations. Each Party agrees that it shall act in good faith and cooperate with all other Parties in attempting to settle the California Action. For the avoidance of doubt, nothing in this Agreement requires any Party to agree to an Allergan Litigation Settlement that is not in that Party’s best interests.

9. Tolling.

(a) The Pershing Square Parties agree to forbear from commencing their own action or actions as to any of the Tolled Claims (defined below) against any of the Valeant Parties in any state or federal court between February 3, 2017 (the “Tolling Effective Date”) and the date that is thirty (30) days after the Termination Date (the “Tolling Period”).

(b) The Parties agree that during the Tolling Period, any limitations period applicable to any and all Claims or causes of action that any Pershing Square Party (together with the controlled affiliates, subrogees, successors and assigns of any Pershing Square Party) may have or could assert against any Valeant Party arising out of or relating to the claims alleged or facts asserted in the Allergan Litigation or to the purchase or acquisition of, or transactions with respect to, Valeant securities, including Valeant stock or options, by any Pershing Square Party prior to the Tolling Effective Date (“Tolled Claims”) or to any defenses thereto shall be tolled and suspended, and, to the extent allowable by law, the time during the Tolling Period shall not be included in the calculation of any time-based defenses (including but not limited to all statutes of limitations and repose, and any claim of waiver, laches, or other time-based defense) to the Tolled Claims or any defense thereto (“Time-Based Defense”). Notwithstanding anything in this Paragraph 9 to the contrary, in the event that any Pershing Square Party commences an action and asserts any Tolled Claim, nothing shall prohibit the Valeant Parties in such action or actions from asserting a Time-Based Defense calculated in accordance with this Paragraph 9. Moreover, nothing in this Paragraph 9 shall (i) deprive any Party hereto of the protections and benefits of any other tolling principles available under applicable law, including (but not limited to) the American Pipe doctrine; or (ii) impair or preclude any recovery by the Pershing Square Parties if and to the extent they are members of any class certified in In re Valeant Pharmaceuticals Int’l, Inc. Secs. Litig., No. 3:15-cv-07658-MAS-LHG (D.N.J.).

(c) Nothing in this Paragraph 9 or any extension of the Tolling Period shall be interpreted to extend any tolling period governed by N.Y. Gen. Oblig. Law § 17-103 beyond the date permitted by that statute.

(d) If the Termination Date should occur, the Parties will meet and confer prior to expiration of the Tolling Period to discuss whether to submit the Tolled Claims to confidential mediation or arbitration, which mediation or arbitration shall be conducted in accordance with Paragraph 5(b) of this Agreement. Nothing in this Agreement shall be interpreted to impose on any Party a requirement to mediate or arbitrate any Tolled Claims to the extent such requirement does not already exist, if the Party for any reason does not wish to agree to such mediation or arbitration.

10. Entire Agreement and Understanding. This Agreement and the Exhibit hereto contain the entire understanding between the Parties concerning the subject matter of this Agreement, and supersede any and all prior agreements or negotiations of the Parties, whether oral or in writing, with respect to the subject matter of this Agreement. Each Party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party to this Agreement, or anyone acting on behalf of any Party, and that any other alleged agreement, statement or promise not contained in this Agreement shall not be valid, binding or enforceable.

11. Severability. If any part of this Agreement is held invalid or otherwise unenforceable the remainder of the agreement shall remain in effect and with full force. It is the intention of the Parties that this Agreement should be enforceable and that the elimination of any part shall not affect the enforceability of the remainder of the Agreement.

12. Joint Preparation of Agreement. This Agreement has been jointly prepared by the Parties, through their Counsel. Each Party agrees that, in interpreting and applying the terms and provisions of this Agreement, no Party shall be deemed the drafter of any provision, no presumption shall exist or be implied for or against any Party as a result of who drafted any provision, and any uncertainty or ambiguity in this Agreement shall not be interpreted against any Party.

13. No Waiver. No waiver, amendment or modification of this Agreement shall be valid unless in writing and signed by each of the Parties. No failure by a Party to insist upon strict performance of any term or condition of this Agreement or exercise any right or remedy, shall constitute a waiver of the right to insist upon the same in the future or a waiver of a subsequent breach or failure of the same term or condition or any other term or condition of this Agreement.

14. Modifications. Any date set forth in this Agreement may be extended by mutual written agreement of all Parties, through their counsel, by e-mail stipulation. This Agreement may not otherwise be amended, changed, modified, superseded, altered or canceled, and the terms and conditions hereof may not be waived, except by a written instrument signed by each of the Parties expressly stating that it is intended to amend, change, modify, supersede, alter or cancel this Agreement.

15. Headings. The headings designated in this Agreement are solely for descriptive purposes and do not serve to alter, modify, detract from or add to the substantive terms of this Agreement in any way.

16. Counterparts. This Agreement may be executed in counterparts, and all such counterparts together shall constitute the entire agreement of the Parties hereto. An e-mailed copy of an executed version of this Agreement will be deemed to be the same as an original.

17. Notices. Any notice, request, instruction or other document to be given under this Agreement by any Party shall be in writing and delivered by email as follows:

If to Valeant:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

400 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

Tel: (908) 541-5456

Email: Christina.Ackermann@valeant.com

Attention: Christina Ackermann, Esq.

If to J. Michael Pearson:

DEBEVOISE & PLIMPTON LLP

801 Pennsylvania Ave. N.W.

Washington, D.C. 20004

Tel: (202) 383-8000

Email: jrtuttle@debevoise.com

Attention: Jonathan R. Tuttle, Esq.

If to the Pershing Parties:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Tel: (212) 401-4106

Email: klafter@persq.com

Attention: David Klafter

JOSEPH HAGE AARONSON LLC

485 Lexington Avenue, 30th Floor

New York, NEW York 10017

Tel: (212) 407-1200

Email: gjoseph@jha.com

Attention: Gregory P. Joseph, Esq.

18. Representations and Warranties. By signing this Agreement, each Party represents and warrants as follows:

(a) This Agreement is fully authorized by the Party;

(b) This Agreement is a valid, binding and enforceable contractual obligation of the Party;

(c) The person executing this Agreement on behalf of such Party has full necessary and appropriate authority to execute same and that all necessary action to do so has been taken by such Party;

(d) The Party has reviewed this Agreement, including the Mutual Release attached as Exhibit A to this Agreement, with its attorney, and understands and agrees to all terms in this Agreement;

(e) The Party’s attorney has approved the Agreement on behalf of the Party;

(f) All necessary consents and approvals have been obtained prior to execution of this Agreement; and

(g) No Claim, demand, damages, action or cause of action referred to herein has been sold, assigned, transferred, conveyed or otherwise disposed of.

19. Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the Parties’ heirs, executors, legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

PS Management GP, LLC		Pershing Square GP, LLC

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square, L.P.		Pershing Square II, L.P.
By:	Pershing Square GP, LLC, its General Partner	By:	Pershing Square GP, LLC, its General Partner

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square International, Ltd.		Pershing Square Holdings, Ltd.
By:	Pershing Square Capital Management, L.P., its Investment Manager	By:	Pershing Square Capital Management, L.P., its Investment Manager
By:	PS Management GP, LLC, its General Partner	By:	PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square Capital Management, L.P.		PS Fund 1, LLC
By:	PS Management GP, LLC, its General Partner	By:	Pershing Square Capital Management, L.P. its Investment Manager
		By:	PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

/s/ William A. Ackman
William A. Ackman

Valeant Pharmaceuticals International, Inc.

By:	/s/ Joseph C. Papa
Joseph C. Papa, CEO & Chairman

Valeant Pharmaceuticals International

By:	/s/ Joseph C. Papa
Joseph C. Papa, CEO & Chairman

J. Michael Pearson

By:	/s/ J. Michael Pearson

MUTUAL RELEASE

This Mutual Release (the “Mutual Release”) is entered into as of February 10, 2017, by and among the Valeant Parties and the Pershing Square Parties (collectively, the “Parties”), as defined in the Litigation Management Agreement between the Valeant Parties and the Pershing Square Parties dated February 10, 2017 (the “Litigation Management Agreement”). This Mutual Release is affixed as an exhibit to, and incorporated by reference into, the Litigation Management Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings ascribed to them in the Litigation Management Agreement.

WHEREAS, the Valeant Parties and the Pershing Square Parties are named as defendants in the Allergan Litigation;

WHEREAS, one or more of the Valeant Parties are named as defendants in the consolidated putative class action on behalf of purchasers of Valeant securities captioned In re Valeant Pharmaceuticals International Inc. Securities Litigation, Case 3:15-cv-07658- MAS-LHG, currently pending in the United States District Court for the District of New Jersey (the “U.S. Class Action”);

WHEREAS, one or more of the Valeant Parties are named as defendants in various individual actions on behalf of alleged purchasers of Valeant securities, including the actions captioned T. Rowe Price Growth Stock Fund, Inc. v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-05034; Equity Trustees Limited as Responsible Entity for T. Rowe Price Global Equity Fund v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-06127; Principal Funds, Inc. v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-06128; BloombergSen Partners Fund LP v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07212; Discovery Global Citizens Master Fund, Ltd. v. Valeant Pharmaceuticals International, Inc.,

No. 3:16-cv-07321; MSD Torchlight Partners, L.P. v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07324; BlueMountain Foinaven Master Fund L.P. v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07328; Incline Global Master LP v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07494; VALIC Company I v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07496; Janus Aspen Series v. Valeant Pharmaceuticals International, Inc., No. 3:16-cv-07497, currently pending in the United States District Court for the District of New Jersey (collectively, the “Individual Actions”); and

WHEREAS, one or more of the Valeant Parties are named as defendants in several putative securities law actions pending in the Canadian provinces of British Columbia, Ontario and Quebec, including (a) Alladina v. Valeant, et al. (Case No. S-1594B6) (Supreme Court of British Columbia) (filed November 17, 2015); (b) Kowalyshyn v. Valeant, et al. (CV-15-540593-00CP) (Ontario Superior Court) (filed November 16, 2015); (c) Kowalyshyn et al. v. Valeant, et al. (CV-15-541082-00CP (Ontario Superior Court) (filed November 23, 2015); (d) O’Brien v. Valeant et al. (CV-15-543678-00CP) (Ontario Superior Court) (filed December 30, 2015); (e) Catucci v. Valeant, et al. (Court File No. 540-17-011743159) (Quebec Superior Court) (filed October 26, 2015); (f) Rousseau-Godbout v. Valeant, et al. (Court File No. 500-06-000770-152) (Quebec Superior Court) (filed October 27, 2015); (g) Okeley v. Valeant, et al. (Case No. S-159991) (Supreme Court of British Columbia) (filed December 2, 2015); and (h) Sukenaga v Valeant et al. (CV-15-540567-00CP) (Ontario Superior Court) (filed November 16, 2015) (collectively, the “Canadian Actions”);

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NOW, THEREFORE, in consideration of their ongoing and mutually beneficial relations and for other valuable consideration, which is hereby acknowledged as adequate and deemed received, the Parties agree as follows:

1. For purposes of this Mutual Release, the following terms shall have the following meanings:

a. “Valeant Payment Date” means the latest of: (i) the date on which Valeant fully satisfies its payment obligations under Paragraph 2 of the Litigation Management Agreement with respect to a settlement of the California Action, and (ii) the date on which a final judgment not subject to further appeal is entered with respect to a settlement of the California Action.

b. “Pershing Square Payment Date” means the latest of: (i) the date on which the Pershing Square Parties fully satisfy their payment obligations under Paragraph 2 of the Litigation Management Agreement with respect to a settlement of the California Action, and (ii) the date on which a final judgment not subject to further appeal is entered with respect to a settlement of the California Action.

2. This Mutual Release shall become effective upon the “Release Effectiveness Date,” which is the latest of (a) the Valeant Payment Date; and (b) the Pershing Square Payment Date; provided that if the Litigation Management Agreement is terminated under and in accordance with Paragraph 6 therein, then the Release Effectiveness Date shall be deemed not to have occurred and this Mutual Release shall be considered null and void and have no effect.

3. Upon the Release Effectiveness Date, the Pershing Square Parties, on behalf of themselves and each of their respective current, former and future parents, subsidiaries, divisions, predecessors, successors, predecessors-in-interest, successors-in-interest, controlled and controlling affiliates, and each of their estates, principals, directors, officers, employees, managers, managing directors, managing agents, and assigns (whether express, by implication or by operation of law), and any person or entity claiming by, through, or on behalf of any of the

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foregoing (whether by statute, rule, contract or otherwise), hereby release, acquit, and forever discharge the Valeant Parties and each of their respective (i) current, former and future parents, subsidiaries, divisions, predecessors, successors, predecessors-in-interest, successors-in-interest, controlled and controlling affiliates, and each of their estates, principals, directors, officers, employees, managers, managing directors, managing agents, and assigns (whether express, by implication or by operation of law), and (ii) attorneys, accountants, financial advisors, lenders, and securities underwriters (in their capacities as such and to the extent they provide a mutual release), from any and all Claims (whether known or Unknown) that they have ever had, now have, can or may have, or claim to have from the beginning of time to the date hereof relating to or arising out of (a) any purchase of any security of Valeant, (b) any one or more of the claims asserted in and/or the facts alleged in (i) the Allergan Litigation, (ii) the U.S. Class Action, (iii) the Individual Actions, and/or (iv) the Canadian Actions, or (c) Valeant.

4. Upon the Release Effectiveness Date, the Valeant Parties, on behalf of themselves and each of their respective current, former and future parents, subsidiaries, divisions, predecessors, successors, predecessors-in-interest, successors-in-interest, controlled and controlling affiliates, and each of their estates, principals, directors, officers, employees, managers, managing directors, managing agents, and assigns (whether express, by implication or by operation of law), and any person or entity claiming by, through, or on behalf of any of the foregoing (whether by statute, rule, contract or otherwise), hereby release, acquit, and forever discharge the Pershing Square Parties and each of their respective (i) current, former and future parents, subsidiaries, divisions, predecessors, successors, predecessors-in-interest, successors-in-interest, controlled and controlling affiliates, and each of their estates, principals, directors, officers, employees, managers, managing directors, managing agents, and assigns (whether

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express, by implication or by operation of law), and (ii) attorneys, accountants, financial advisors, lenders, and securities underwriters (in their capacities as such and to the extent they provide a mutual release), from any and all Claims (whether known or Unknown) that they have ever had, now have, can or may have, or claim to have from the beginning of time to the date hereof relating to or arising out of (a) any purchase of any security of Valeant, (b) any one or more of the claims asserted in and/or the facts alleged in (i) the Allergan Litigation, (ii) the U.S. Class Action, (iii) the Individual Actions, and/or (iv) the Canadian Actions, or (c) Valeant.

5. The Parties expressly waive or shall be deemed to have waived the provisions, rights, and benefits of California Civil Code § 1542 (to the extent it applies herein) and any provisions, rights, and benefits conferred by any law of any state or territory of the United States or principle of common law that is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. The Parties each acknowledge that each may hereafter discover facts in addition to or different from those that each now knows or believes to be true with respect to the subject matter of this Mutual Release, but upon the Release Effectiveness Date, the Parties each shall expressly have, and shall be deemed to have, fully, finally, and forever settled, released, and discharged any and all Claims without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge that the release of such Unknown Claims in this Mutual Release was separately bargained for and was a material element of this Mutual Release.

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7. Each of the Parties, on behalf of itself and any other party identified as a releasor in Paragraphs 3 and 4 hereof, hereby agrees and covenants that:

a. Upon the Release Effectiveness Date, such Party shall forever refrain from directly or indirectly initiating, filing, instituting, maintaining or proceeding upon, or causing, authorizing, encouraging, advising, or voluntarily assisting any other person to initiate, institute, maintain, or proceed upon any Claim of any kind or nature (i) that has been or will be released pursuant to this Mutual Release, or (ii) that contests or challenges the validity or legality or enforceability of this Mutual Release or any portion of it.

b. Notwithstanding Paragraph 2 hereof, from the date on which this Mutual Release is signed by the Parties, such Party (the “Covenanting Party”) shall refrain from initiating, filing, instituting, or causing, authorizing, encouraging, advising, or voluntarily assisting any other person to initiate, institute, maintain, or proceed upon any Claim of any kind or nature that is subject to being released pursuant to the terms of this Mutual Release with respect to any party covered by Paragraphs 3(ii) and 4(ii) hereof (as applicable); provided that this Paragraph 7(b) shall be considered null and void and have no force and effect if (i) any Claim is asserted against the Covenanting Party by any party covered by Paragraphs 3(ii) or 4(ii) hereof (as applicable); or (ii) the Litigation Management Agreement is terminated under and in accordance with Paragraph 6 therein.

8. Each of the Parties expressly warrants and represents as follows: (1) that it fully authorizes the execution of this Mutual Release; (2) that the person or persons executing this Mutual Release on its behalf has read the entire Mutual Release, had the right and full opportunity to consult with counsel regarding its terms and understands those terms, and is

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executing the Mutual Release by free and voluntary act; and (3) that the person or persons executing this Mutual Release on its behalf has the necessary and appropriate authority to do so.

IN WITNESS WHEREOF, the undersigned have duly executed this Mutual Release as of the date indicated above.

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PS Management GP, LLC		Pershing Square GP, LLC

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square, L.P.		Pershing Square II, L.P.
By:	Pershing Square GP, LLC, its General Partner	By:	Pershing Square GP, LLC, its General Partner

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square International, Ltd.		Pershing Square Holdings, Ltd.
By:	Pershing Square Capital Management, L.P., its Investment Manager	By:	Pershing Square Capital Management, L.P., its Investment Manager
By:	PS Management GP, LLC, its General Partner	By:	PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman	By:	/s/ William A. Ackman
	William A. Ackman, Managing Member		William A. Ackman, Managing Member

Pershing Square Capital Management, L.P.		PS Fund 1, LLC
By:	PS Management GP, LLC, its General Partner	By:	Pershing Square Capital Management, L.P. its Investment Manager

By:	/s/ William A. Ackman	By:	PS Management GP, LLC, its General Partner
	William A. Ackman, Managing Member	By:	/s/ William A. Ackman
	/s/ William A. Ackman		William A. Ackman, Managing Member
William A. Ackman

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Valeant Pharmaceuticals International, Inc.

By:	/s/ Joseph C. Papa
Joseph C. Papa, CEO & Chairman

Valeant Pharmaceuticals International

By:	/s/ Joseph C. Papa
Joseph C. Papa, CEO & Chairman

J. Michael Pearson

By:	/s/ J. Michael Pearson

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